EXHIBIT 99.1

[GRAPHIC LOGO OMITTED]
   >KNIGHT RIDDER>
    NEWS RELEASE

                                                                   KNIGHT RIDDER

                                                        50 WEST SAN FERNANDO ST.

                                                              SAN JOSE, CA 95113


         Knight Ridder Reports 2003 Fourth Quarter and Year-End Earnings
         ---------------------------------------------------------------


         SAN JOSE, Jan. 21, 2004 - Knight Ridder earned $1.22 per diluted share in the fourth quarter, up 5.2% from the $1.16 earned in the same quarter the previous year - and up $.01 from the consensus analyst estimate.

         For the year, Knight Ridder earned $3.63 per diluted share, up 19.4% from $3.04 in 2002. Included in the 2002 EPS are charges for the cumulative effect of a change in accounting principle and the effect of converting CareerBuilder to an LLC, totaling $.42.

Fourth quarter

         For the quarter, total operating revenue of $772.9 million was up 1.8% from the same quarter in 2002. Total advertising revenue of $600.1 million was up 0.3% from the previous year. Circulation revenue was $117.2 million, down 2.3%. Other revenue was $55.6 million, up 34.5%. Total operating income was $177.3 million, down 3.8% from $184.2 million in the same quarter of 2002. Costs for the quarter were up 3.6%, while FTEs were down 2.4%. Net income was $99.0 million, up 2.5% from the previous year.

Full Year

         For the year, total operating revenue was $2.9 billion, up 0.5% from 2002. Total advertising revenue was $2.2 billion, essentially flat with the previous year. Circulation revenue was $470.4 million, down 3.5% from the previous year. Other revenue was $177.9 million, up 21.1%. Operating income for the year was $567.6 million, down 6.2% from $605.4 million. Total operating costs for the year were up 2.4%, while FTEs were down 1.6%. Net income was $296.1 million, up 15.0% from the previous year.

         Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, "The year concluded on a positive note. A stronger-than-anticipated December, with ad revenue up 1.4%, contributed to these results. We also benefited from reduced interest expense, a substantial improvement in our equity earnings and a slightly lower tax rate in the fourth quarter. Cost controls remained airtight all year. These factors, along with a significant reduction in our shares outstanding, were more than sufficient to offset a slight operating profit decline and generate our earnings increase. As expected, free cash flow for the year was about $300 million.

         "December was our best month since April. For the month, we were up 1.4% in total ad revenue, and that was on top of the challenging comparison of being up 8.0% the previous December. Retail for the month was up 0.9% (on top of 8.3% last year), national was up 8.7% (on top of 17.8% last year) and classified was down just 1.3% - its best showing since December 2002. Help-wanted advertising, down 5.2% in December, had its best month since January 2001.

         "To our disappointment, the industrywide advertising recession that began in early 2001 persisted through 2003. Help-wanted advertising in the large markets continued to lag, and retail advertising was negatively impacted by a retrenchment on the part of traditional department store advertisers. However, by the time the year ended, there were encouraging signs on many fronts:

         "Retail categories excluding department stores were generally strong, and this was reflected in three positive months for us during the fourth quarter. National, which was strong most of the year, ended on a particular high note. Help wanted did as well in December as it has done in three years, and a number of leading indicators (e.g. unemployment levels, job creation and jobless claims) were moving in the right direction. Real estate closed out the quarter up 4.8% and up 7.3% for the year.

         "Circulation copies, as anticipated, were up for the year both daily and Sunday excluding the two markets, Detroit and Fort Wayne (where we have joint operating agreements). Including those two markets, daily circulation was down 0.4%; Sunday circulation was down 0.1%. Strong journalism throughout the year, from our coverage of the War in Iraq in March to Saddam Hussein's capture in December, was pivotal to our circulation success."

         Ridder continued: "Knight Ridder Digital made an absolutely splendid showing in 2003. Revenue was up 44.2%, with profits of $15.2 million (versus a loss last year of $8.9 million). During the year, the Real Cities Network added 27 affiliates, bringing the total to 85. CareerBuilder announced traffic deals with AOL and MSN.com that launched on Jan. 1, 2004. These agreements will go far towards closing the already narrowing audience share gap between CareerBuilder and Monster."

Comment on Operations

         Gary Effren, senior vice president and chief financial officer, said, "As previously reported, beginning with our January statistical report, we will report print and online advertising revenue combined. In so doing, we will provide a more realistic depiction of our total sales effort - one that, increasingly, relies upon the synergistic relationship of online and print to achieve maximum results for Knight Ridder. But in this final report for 2003, we are continuing to report print and online advertising revenue separately.

         "Our fourth quarter advertising revenue performance was the second strongest of the year, up 0.3%, with retail up 0.7%, national up 4.4% and classified down a relatively modest 2.2%. Help wanted was down 10.6% for the quarter; auto was down 3.2% and real estate was up 4.8%. Help wanted improved sequentially during the quarter; auto deteriorated.

         "Retail and classified quarterly numbers were slightly better than their totals for the year as a whole - suggesting the very gradual nature of the recovery now under way. For all of 2003, retail was up 0.5%, national was up 9.6% and classified was down 4.0%. Help wanted was down 17.5%. Auto was down 1.2%. Real estate was up 7.3%.

         "In the fourth quarter, total ad revenue in Fort Worth and Charlotte joined Miami and Contra Costa on the positive side of the ledger. The four markets were up 1.6%, 1.2%, 2.9% and 0.7%, respectively. For the quarter, Philadelphia total ad revenue was down 1.7%. San Jose was down 2.0%. St. Paul was down 0.3%.

         "For the full year, only Miami and Contra Costa were positive among our eight largest markets (excluding Detroit), with overall ad revenue up 2.8% and 0.7%, respectively. Other large market showings in total ad revenue for the year: Philadelphia down 0.2%, San Jose down 4.0%, Kansas City down 2.1%, Fort Worth down 0.2%, Charlotte down 1.0% and St. Paul down 0.6%.

         "After a relatively strong first quarter in 2003, up 2.3%, retail softened with the impact of the department store cutbacks. Quarters two, three and four were up 0.8%, down 1.8% and up 0.7%, respectively. In the fourth quarter, as throughout much of the year, many retail categories remained strong: home improvement, electronics, furniture, office supply and pharmaceuticals among them.

         "After a modest improvement in the first quarter, national advertising galloped ahead in the second and third - up 21.3% and 12.5%, respectively - then tailed off some in the fourth, when it was up just 4.4%, courtesy of especially difficult comparisons in November and December. Large markets contributing most to the gains were: Contra Costa, up 27.3% for the year, San Jose, up 18.5%, Fort Worth, up 12.5%, and Philadelphia, up 9.4%.

         "Although national's overall success varied by category and by market, it is safe to say that telecom, up 20.7% for the year, and computers, up 8.8% for the year, were strong in most markets. National auto and finance also contributed. Travel, still feeling the after-effects of the 9/11 slowdown, was less consistent. These patterns persisted in the fourth quarter.

         "Classified remained a recruitment story throughout the year, with help wanted down less in Q4 than in any other, but still down considerably. San Jose help wanted was down 23.9% in the fourth quarter and down 38.2% for the year. Philadelphia help wanted was down 20% for the fourth quarter, and 21.2% for the year.

         "Other large market help wanted included: Miami, down 8.3% for the quarter and down 9.5% for the year; Kansas City, down 15.1% for the quarter and down 23.6% for the year; Charlotte, down 8.9% for the quarter and down 13.0% for the year.

         "The exception to this pattern was Fort Worth - up 6.9% for the quarter in help wanted, with every month since September positive. December was up 13.4%. Likewise, eleven of the smaller markets showed positive help-wanted numbers for the fourth quarter, with the most dramatic being Myrtle Beach and Aberdeen, both up more than 40%.

         "Real estate was strong in most markets for both the quarter and the year. While the fourth quarter was least strong for real estate, there were still some stand-out performances, notably: Philadelphia, up 22.3%; Fort Worth, up 18.9%; St. Paul, up 16.3%; Contra Costa, up 11.4%.

         "Auto in the fourth quarter was a disappointment. The numbers deteriorated as the quarter progressed. Philadelphia, Kansas City, Fort Worth and Charlotte were all soft.

         "The decline in circulation revenue, as foreseen, narrowed dramatically in the fourth quarter. It was down 2.3%, versus down 3.5% for the full year.

         "Costs in the quarter were up 3.6%, fueled primarily by a 9.6% rise in the cost of newsprint, ink and supplements - and this, in turn, was caused by a 13.8% spike in the per ton cost of newsprint. For the year, newsprint, ink and supplements were up 4.9%.

         "Labor and employee benefits for the quarter were up 4.2%, reflecting primarily benefit and pension increases of 31.6%; with the drop in FTEs, wages were down 1.4%. Other operating costs, pushed primarily by circulation promotion, were up 2.0%, versus down 0.7% for the year.

         "For the year, losses from equity investments declined by approximately $38 million. This reflects primarily: (a) the nonrecurrence of last year's approximately $25 million charges associated with CareerBuilder's restructuring and conversion to an LLC, and (b) a positive swing of nearly $8 million in our newsprint mill investments, due to the rising price of newsprint.

         "During the quarter, we repurchased 1.0 million shares of Knight Ridder stock, bringing to 4.3 million the total repurchased for the year. Our remaining authorization to repurchase was 3.2 million shares at year end. We ended the year with 79.2 million shares outstanding. Total debt was $1.5 billion, down $60.4 million from the previous year. The tax rate for the quarter was 34.8% and for the year was 36.1%.

         "Looking ahead, we have said that assuming ad revenue growth in the mid single digits, we should deliver low double-digit EPS growth. Based on that, we think the current consensus of $4.00 is achievable."

         Certain statements contained in this report are forward-looking. They are based on management's current knowledge of factors affecting Knight Ridder's business. Actual results could differ materially from those currently anticipated, depending upon - but not limited to - the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

         Knight Ridder (NYSE: KRI) is the nation's second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company's Internet operation, Knight Ridder Digital, develops and manages the company's online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 85 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

                               #        #        #

         For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder's Web site at www.knightridder.com.

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
                                                      KNIGHT RIDDER
                                            CONSOLIDATED STATEMENT OF INCOME
                                     (Unaudited in thousands, except per share data)


                                                                    Quarter Ended                     Year Ended
                                                             ----------------------------    ----------------------------
                                                             December 28,    December 29,    December 28,    December 29,
                                                                 2003            2002            2003            2002
                                                             ------------    ------------    ------------    ------------
OPERATING REVENUE
   Advertising
      Retail                                                 $    327,743    $    325,316    $  1,102,841    $  1,097,445
      National                                                     89,741          85,953         329,611         300,622
      Classified                                                  182,597         186,720         776,408         808,875
                                                             ------------    ------------    ------------    ------------
         Total                                                    600,081         597,989       2,208,860       2,206,942
   Circulation                                                    117,180         119,958         470,445         487,732
   Other                                                           55,619          41,341         177,895         146,920
                                                             ------------    ------------    ------------    ------------
         Total Operating Revenue                                  772,880         759,288       2,857,200       2,841,594
                                                             ------------    ------------    ------------    ------------

OPERATING COSTS
   Labor and employee benefits                                    301,457         289,227       1,176,627       1,124,484
   Newsprint, ink and supplements                                 105,179          96,000         383,099         365,090
   Other operating costs                                          162,699         159,583         617,426         621,963
   Depreciation and amortization                                   26,278          30,235         112,441         124,695
                                                             ------------    ------------    ------------    ------------
         Total Operating Costs                                    595,613         575,045       2,289,593       2,236,232
                                                             ------------    ------------    ------------    ------------

OPERATING INCOME                                                  177,267         184,243         567,607         605,362
                                                             ------------    ------------    ------------    ------------

OTHER EXPENSE
   Interest expense, net                                          (17,828)        (17,631)        (68,465)        (73,870)
   Equity in losses of unconsolidated
      companies and joint ventures                                 (4,210)         (9,036)        (24,077)        (62,262)
   Minority interests in consolidated subsidiaries                 (2,916)         (3,306)        (10,391)        (11,103)
   Other, net                                                        (345)           (375)         (1,660)         (9,457)
                                                             ------------    ------------    ------------    ------------
         Total Other Expense                                      (25,299)        (30,348)       (104,593)       (156,692)
                                                             ------------    ------------    ------------    ------------

Income before income taxes and cumulative effect of change
   in accounting principle of unconsolidated company              151,968         153,895         463,014         448,670
Income taxes                                                       52,936          57,266         166,943         166,943
                                                             ------------    ------------    ------------    ------------
   Net Income before cumulative effect of change in
      accounting principle of unconsolidated company         $     99,032    $     96,629    $    296,071    $    281,727
                                                             ------------    ------------    ------------    ------------
   Cumulative effect of change in accounting principle
      of unconsolidated company                              $         --    $         --    $         --    $    (24,279)
                                                             ------------    ------------    ------------    ------------
   Net Income                                                $     99,032    $     96,629    $    296,071    $    257,448
                                                             ============    ============    ============    ============

NET INCOME PER SHARE - BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPLE OF
   UNCONSOLIDATED COMPANY

   Basic                                                     $       1.24    $       1.18    $       3.68    $       3.39
                                                             ------------    ------------    ------------    ------------
   Diluted                                                   $       1.22    $       1.16    $       3.63    $       3.33
                                                             ------------    ------------    ------------    ------------

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
   OF UNCONSOLIDATED COMPANY - PER SHARE

   Basic                                                     $         --    $         --    $         --    $      (0.29)
                                                             ------------    ------------    ------------    ------------
   Diluted                                                   $         --    $         --    $         --    $      (0.29)
                                                             ------------    ------------    ------------    ------------

NET INCOME PER SHARE

   Basic                                                     $       1.24    $       1.18    $       3.68    $       3.10
                                                             ------------    ------------    ------------    ------------
   Diluted                                                   $       1.22    $       1.16    $       3.63    $       3.04
                                                             ------------    ------------    ------------    ------------

DIVIDENDS  DECLARED PER COMMON SHARE                         $       0.32    $       0.27    $       1.18    $       1.02
                                                             ------------    ------------    ------------    ------------

AVERAGE SHARES OUTSTANDING

   Basic                                                           79,697          82,044          80,401          83,066
                                                             ------------    ------------    ------------    ------------

   Diluted                                                         81,021          83,359          81,477          84,726
                                                             ------------    ------------    ------------    ------------
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
                                                  Knight Ridder
                                          Business Segment Information
                                            (in thousands of dollars)


                                            Quarter Ended                               Year Ended
                                --------------------------------------    --------------------------------------
                                December 28, 2003    December 29, 2002    December 28, 2003    December 29, 2002
                                -----------------    -----------------    -----------------    -----------------

Operating revenue
   Newspapers                   $         751,086    $         745,334    $       2,777,463    $       2,786,291
   Online                                  21,794               13,954               79,737               55,303
                                -----------------    -----------------    -----------------    -----------------

                                $         772,880    $         759,288    $       2,857,200    $       2,841,594
                                =================    =================    =================    =================

Operating income (loss)
   Newspapers                   $         184,136    $         195,820    $         591,931    $         650,237
   Online                                   4,414                  456               15,214               (8,873)
   Corporate                              (11,283)             (12,033)             (39,538)             (36,002)
                                -----------------    -----------------    -----------------    -----------------

                                $         177,267    $         184,243    $         567,607    $         605,362
                                =================    =================    =================    =================

Depreciation and amortization
   Newspapers                   $          24,349    $          27,349    $         103,595    $         113,941
   Online                                     718                1,505                3,677                5,154
   Corporate                                1,211                1,381                5,169                5,600
                                -----------------    -----------------    -----------------    -----------------

                                $          26,278    $          30,235    $         112,441    $         124,695
                                =================    =================    =================    =================
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